EXHIBIT 8.2



                MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
                       150 West Jefferson, Suite 2500
                          Detroit, Michigan 48226
                            TEL: (313) 963-6420



                                            November 8, 2001




Consumers Energy Company
212 West Michigan Avenue
Jackson, MI 49201

Morgan Stanley & Co. Incorporated
   On behalf of itself and as
   Representative of the Underwriters

                  Re:   Consumers Funding LLC Securitization Bonds

Ladies and Gentlemen:

         We have acted as special Michigan State tax counsel to Consumers Funding LLC, a Delaware limited liability company (the "Company"), in connection with the Registration Statement, No. 333-47938, as amended to the date hereof, filed on form S-3 (the "Registration Statement") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of Securitization Bonds, Series 2001-1 of the Company to be offered from time to time as described in the prospectus (the "Prospectus") and in the prospectus supplement (the "Prospectus Supplement") included as part of the Registration Statement. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus.

         In rendering our opinion, we have relied on the private letter ruling addressed to Consumers with respect to the issuance of the Securitization Bonds issued by the Internal Revenue Service dated November 15, 2000.

         Members of our firm are admitted to practice in the State of Michigan, and we do not express any opinion as to the laws of any other jurisdiction.

         Subject to the qualifications and assumptions set forth therein, we hereby adopt and confirm to you our opinions as set forth under the headings "Payments of Interest and Principal - Material Income Tax Considerations" and "Material Income Tax Consequences for the Securitization Bonds - Material State of Michigan Tax Consequences" in the Prospectus. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law or interpreta tions thereof. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to changes, and such changes could apply retroac tively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the State of Michigan.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and references to this firm under the headings "Payments of Interest and Principal - Material Income Tax Consideration" and "Material Income Tax Conse quences for the Securitization Bonds - Material State of Michigan Tax Consequences" in the Prospectus.

                                Very truly yours,

                                MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

                                /s/ Miller, Canfield, Paddock and Stone, P.L.C.